Exhibit 99.1

PCSB Financial Corporation Announces Fourth Quarter and Full Year Earnings

Yorktown Heights, New York; August 3, 2017 – PCSB Financial Corporation (the “Company”) (NASDAQ: PCSB), parent of PCSB Bank (the “Bank”), today announced a net loss of $1.8 million for the three months ended June 30, 2017 and net income of $3.2 million for the year ended June 30, 2017. This compares to a net loss of $156,000 for the three months ended June 30, 2016 and net income of $2.9 million for the year ended June 30, 2016.

The following nonrecurring items were recorded in the periods indicated:

•	A $5.0 million pre-tax expense recorded in the three months and year ended June 30, 2017 related to the Company’s contribution and establishment of the PCSB Community Foundation.

•	A $919,000 pre-tax curtailment of the Bank’s defined benefit plan resulting in a reduction to the salaries and benefits component of noninterest expense recorded in the year ended June 30, 2017.

•	A $1.6 million settlement on an acquired loan included in other noninterest income in the year ended June 30, 2017.

•	A $521,000 lease write-down expense in the year ended June 30, 2017.

•	Merger-related expenses totaling $629,000 and $790,000 for the quarter and year ended June 30, 2016, respectively.

On a non-GAAP basis, which excludes the nonrecurring items discussed above, the Company recorded net income of $1.5 million for the three months ended June 30, 2017 and $5.2 million for the year ended June 30, 2017. This compares to non-GAAP net income of $473,000 for the three months ended June 30, 2016 and $3.7 million for the year ended June 30, 2016 (see page 7 for a reconciliation of GAAP to non-GAAP measures).

Effective April 20, 2017, PCSB Bank completed its mutual-to-stock conversion and the Company completed its related initial public offering. Accordingly, 2016 financial results are for the Bank only.

President’s Comments

“The end of our fiscal year marks another step in the transformation of PCSB Bank,” said Joseph Roberto, Chairman, President and Chief Executive Officer of PCSB Financial Corporation. “Having raised over $163 million in capital during this past quarter will enable PCSB Bank to continue to be the premier community bank in the Hudson Valley Region.”

Mr. Roberto continued, “We enter our new fiscal year with the excitement of the stock’s strong performance following the IPO and we were pleased to be added to the Russell 2000 index this past quarter. We are also pleased that our fourth quarter reflects increased core earnings, as we move forward in deploying the new capital in a prudent way that will be beneficial to our shareholders. In addition, we continued our commitment to the communities we serve through the establishment and contribution to our foundation.”

Income Statement Summary

Net interest income increased $704,000 to $9.4 million and $1.4 million to $35.7 million for the three months and year ended June 30, 2017, respectively, compared to the same periods in 2016. Net interest income increased as a result of an increase in the average balances of loans and investment securities outstanding, partially offset by an increase in the average balance of deposits and the average rate paid on deposits. The net interest margin decreased from 2.91% for the three months ended June 30, 2016 to 2.81% for the three months ended June 30, 2017 and decreased from 2.92% for the year ended June 30, 2016 to 2.88% for the year ended June 30, 2017. The decreases in the net interest margin were primarily due to the conversion proceeds being initially invested in generally lower yielding securities.

The provision for loan losses decreased $1.4 million and $1.0 million for the three months and year ended June 30, 2017, respectively, compared to the same periods in 2016. Recoveries, net of charge-offs, were $321,000 and $285,000 for the three months and year ended June 30, 2017, respectively, compared to charge-offs, net of recoveries, of $1.2 million and $1.7 million for the three months and year ended June 30, 2016, respectively. Loans classified as substandard and doubtful decreased $10.5 million to $25.1 million at June 30, 2017 from $35.6 million at June 30, 2016.

Noninterest income increased by $112,000 and $2.1 million to $647,000 and $4.1 million for the three months and year ended June 30, 2017, respectively, compared to the same periods in 2016. The $112,000 increase in the three month period ended June 30, 2017 was primarily the result of gains on the sale of foreclosed real estate. The $2.1 million increase in the year ended June 30, 2017 was primarily the result of the receipt of $1.6 million in settlement on a loan charged-off by CMS Bank before the 2015 merger, additional bank owned life insurance income, higher fees and service charges and gains on the sale of foreclosed real estate.

Noninterest expense increased $4.6 million and $4.2 million to $12.9 million and $34.4 million for the three months and year ended June 30, 2017, respectively, compared to the same periods in 2016. These increases were caused primarily by the $5.0 million contribution to the PCSB Community Foundation in the fourth fiscal quarter of 2017. Additionally, in the year ended June 30, 2017 the Company recorded a nonrecurring $919,000 reduction in salaries and benefits expense from the curtailment of the defined benefit pension plan. Excluding the impact of the charitable foundation contribution, noninterest expense for the three months ended June 30, 2017 would have decreased $355,000, primarily due to decreases of $629,000 in merger-related expenses, $188,000 in occupancy and equipment expenses and $138,000 in FDIC assessments, partially offset by increases of $345,000 in salaries and benefits and $190,000 in other operating expenses. Excluding the impact of the curtailment and charitable foundation contribution, noninterest expense for the year ended June 30, 2017 increased $85,000, which was primarily due to increases of $859,000 in salaries and benefits (excluding curtailment), $742,000 in occupancy and equipment expenses, and $141,000 in advertising, partially offset by decreases of $790,000 in merger- related expenses, $336,000 in professional fees, $330,000 in FDIC assessments and $134,000 in postage and supplies expense. The increases in salaries and benefits for both periods were due primarily to an increase in retirement expenses, including ESOP expense which commenced in April 2017. The increase in occupancy and equipment for the year ended June 30, 2017 was due primarily to a $521,000 impairment charge on an operating lease. The decreases in professional fees were due primarily to the Bank hiring consultants in the 2016 periods to assist with the implementation of the internal control requirements of the FDIC Improvement Act (“FDICIA”).

The Company recorded an income tax benefit of $1.0 million for the three months ended June 30, 2017 and income tax expense of $1.3 million for the year ended June 30, 2017, compared to an income tax benefit of $181,000 for the three months ended June 30, 2016 and income tax expense of $1.1 million for the year ended June 30, 2016. The effective income tax rate was 28.2% and 27.9% for the years ended June 30, 2017 and 2016, respectively.

Balance Sheet Summary

Total assets increased $164.4 million to $1.4 billion at June 30, 2017 from $1.3 billion at June 30, 2016. This increase was primarily due to increases of $112.4 million in total investment securities, $27.3 million in net loans receivable, $18.9 million in cash and cash equivalents, and $2.2 million in bank premises and equipment. The $112.4 million increase in total investment securities was primarily due to the purchase of investment securities funded by the conversion proceeds. The $27.3 million increase in net loans was primarily due to an increase of $51.8 million in commercial mortgage loans, partially offset by decreases of $8.3 million in residential mortgage loans, $7.3 million in commercial loans, $3.2 million in other loans secured, $2.7 million in consumer and installment loans, and $2.6 million in construction loans.

Total liabilities decreased $5.5 million to $1.1 billion at June 30, 2017 from $1.2 billion at June 30, 2016. This decrease was primarily due to a $24.2 million decrease in total deposits, partially offset by a $22.5 million increase in advances from the FHLB. The $24.2 million decrease in total deposits was caused by $23.8 million in deposits being used to purchase stock in the offering and a $32.3 million decrease in certificates of deposit, partially offset by a $31.9 million increase in core deposit accounts. The Bank’s strategy has been to focus on attracting lower cost checking accounts while allowing higher cost certificates of deposit to roll off.

Total stockholders’ equity increased $169.9 million to $279.8 million at June 30, 2017 from $109.9 million at June 30, 2016. This increase was primarily due to net conversion proceeds of $163.5 million, net income of $3.2 million and a $2.8 million decrease in accumulated other comprehensive loss. At June 30, 2017 the Company’s book value per share and tangible book value per share were $15.41 and $15.04, respectively. At June 30, 2017, the Bank was considered “well capitalized” under applicable regulatory guidelines.

About PCSB Financial Corporation and PCSB Bank

PCSB Financial Corporation is the bank holding company for PCSB Bank. PCSB Bank is a New York-chartered stock savings bank and has served the banking needs of its customers in the Lower Hudson Valley of New York State since 1871. It operates from its executive offices/headquarters and 15 branch offices located in Dutchess, Putnam, Rockland and Westchester Counties in New York.

This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar terms and phrases, including references to assumptions.

Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management’s experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company’s control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the Company’s business; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company’s financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.

Contact: Joseph D. Roberto

Chairman, President and Chief Executive Officer

(914) 248-7272

PCSB Financial Corporation and Subsidiaries

Consolidated Balance Sheets (unaudited)

(amounts in thousands, except share data)

	June 30, 2017	June 30, 2016
ASSETS
Cash and due from banks	$59,115	$36,258
Federal funds sold	1,371	5,320

Cash and cash equivalents	60,486	41,578

Held to maturity investment securities, at amortized cost (fair value of $383,588 and $273,317, respectively)	383,551	270,679
Available for sale investment securities, at fair value	111,889	112,351

Total investment securities	495,440	383,030

Loans receivable, net of allowance for loan losses of $5,150 at June 30, 2017 and $4,042 at June 30, 2016	809,648	782,336
Accrued interest receivable	3,693	3,361
Federal Home Loan Bank stock, at cost	3,132	2,047
Bank premises and equipment, net	12,959	10,774
Deferred tax assets, net	4,770	6,164
Foreclosed real estate	977	905
Bank-owned life insurance	23,179	22,557
Goodwill	6,106	6,106
Other intangible assets, net	559	702
Other assets	5,509	2,511

Total assets	$1,426,458	$1,262,071

LIABILITIES
Interest bearing deposits	$952,109	$990,032
Non-interest bearing deposits	136,352	122,663

Total deposits	1,088,461	1,112,695

Mortgage escrow funds	8,084	7,023
Advances from Federal Home Loan Bank	42,598	20,081
Other liabilities	7,469	12,323

Total liabilities	1,146,612	1,152,122

Commitments and Contingencies	—	—
STOCKHOLDERS’ EQUITY
Preferred stock ($0.01 par value, 10,000,000 shares authorized, none issued and outstanding at June 30, 2017 and 2016)	—	—
Common stock ($0.01 par value, 200,000,000 shares authorized, 18,165,100 issued and outstanding at June 30, 2017 and none issued and outstanding at June 30, 2016)	182	—
Additional paid in capital	177,993	—
Retained earnings	121,148	117,919
Unearned compensation – ESOP (1,426,234 shares at June 30, 2017)	(14,262)	—
Accumulated other comprehensive loss	(5,215)	(7,970)

Total shareholders’ equity	279,846	109,949

Total liabilities and shareholders’ equity	$1,426,458	$1,262,071

PCSB Financial Corporation and Subsidiaries

Consolidated Statements of Operations (unaudited)

(amounts in thousands)

	Three months ended June 30,		Year ended June 30,
	2017	2016	2017	2016
Interest and dividend income
Loans	$8,408	$8,295	$33,664	$32,832
Investment securities	2,018	1,575	6,661	5,897
Fed funds and other	297	85	633	315

Total interest and dividend income	10,723	9,955	40,958	39,044

Interest expense
Deposits	1,229	1,180	5,017	4,562
Mortgage escrow funds	15	13	57	51
FHLB advances	74	61	210	199
Stock offering subscription funds	—	—	9	—

Total interest expense	1,318	1,254	5,293	4,812

Net interest income	9,405	8,701	35,665	34,232

Provision for loan losses	—	1,359	823	1,859

Net interest income after provision for loan losses	9,405	7,342	34,842	32,373

Noninterest income
Fees and service charges	223	237	1,178	1,053
Bank-owned life insurance	149	158	622	458
Settlement on acquired loan	—	—	1,615	—
Other	275	140	669	440

Total noninterest income	647	535	4,084	1,951

Noninterest expense
Salaries and employee benefits	4,712	4,367	16,901	16,961
Occupancy and equipment	1,367	1,555	5,864	5,122
FDIC assessment	77	215	558	888
Professional fees	450	395	1,308	1,644
Postage, printing, stationary and supplies	143	168	547	681
Advertising	165	127	529	388
Merger and acquisition related expenses	—	629	—	790
Amortization of intangible assets	34	37	143	158
Charitable foundation contribution	5,000	—	5,000	—
Other operating expenses	911	721	3,581	3,633

Total noninterest expense	12,859	8,214	34,431	30,265

Net (loss) income before income tax expense	(2,807)	(337)	4,495	4,059
Income tax (benefit) expense	(1,017)	(181)	1,266	1,133

Net (loss) income	$(1,790)	$(156)	$3,229	$2,926

PCSB Financial Corporation and Subsidiaries

Selected Financial Data (unaudited)

	At and For Three Months Ended June 30,		At and For Year Ended June 30,
	2017	2016	2017	2016
Performance Ratios (1):
Return on average assets (2)	(0.50)%	(0.05)%	0.25%	0.24%
Return on average equity (3)	(2.69)%	(0.55)%	2.14%	2.59%
Interest rate spread (4)	2.69%	2.83%	2.79%	2.84%
Net interest margin (5)	2.81%	2.91%	2.88%	2.92%
Efficiency ratio (6)	127.92%	88.93%	86.62%	83.64%

Noninterest income to average assets	0.18%	0.17%	0.31%	0.16%
Noninterest expense to average assets	3.60%	2.63%	2.64%	2.48%
Average interest-earning assets to average interest-bearing liabilities	130.71%	119.36%	122.25%	120.01%
Loans to deposits	74.38%	70.31%	74.38%	70.31%
Equity to assets (7)	18.65%	9.15%	11.59%	9.27%

Share Data:
Shares outstanding	18,165,100	—	18,165,100	—
Book value per share	$15.41	n/a	$15.41	n/a
Tangible book value per share (8)	$15.04	n/a	$15.04	n/a

Asset Quality Ratios:
Allowance for loan losses as a percent of total gross loans	0.63%	0.51%	0.63%	0.51%
Allowance for loan losses as a percent of non-performing loans	42.66%	32.17%	42.66%	32.17%
Net charge-offs to average outstanding loans during the period	(0.16)%	0.64%	(0.04)%	0.23%
Non-performing loans as a percent of total loans	1.48%	1.60%	1.48%	1.60%
Non-performing assets as a percent of total assets	0.92%	1.07%	0.92%	1.07%

	June 30, 2017		June 30, 2016
	Company	Bank	Company	Bank
Capital Ratios:
Tier 1 capital (to adjusted total assets)	19.61%	13.65%	n/a	8.92%
Common equity Tier 1 capital (to risk-weighted assets)	31.57%	21.69%	n/a	13.47%
Tier 1 capital (to risk-weighted assets)	31.57%	21.69%	n/a	13.47%
Total capital (to risk-weighted assets)	32.15%	22.27%	n/a	13.96%

(1)	Performance ratios for the three months ended June 30, 2017 and 2016 are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average equity.
(4)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost on average interest-bearing liabilities.
(5)	Represents net interest income as a percent of average interest-earning assets.
(6)	Represents non-interest expense divided by the sum of net interest income and non-interest income.
(7)	Represents average equity divided by average total assets.
(8)	Tangible book value per share is a non-GAAP measure and equals total stockholders’ equity, less goodwill and other intangible assets, divided by shares outstanding. We believe this disclosure may be meaningful to those investors who seek to evaluate our equity without giving effect to goodwill and other intangible assets.

PCSB Financial Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Net Income (unaudited)

(amounts in thousands)

	Three months ended June 30, 2017
	Income (Loss) Before Income Taxes	Provision for Income Taxes	Net Income (Loss)
GAAP basis	$(2,807)	$(1,017)	$(1,790)
Add: Charitable Foundation Contribution	5,000	1,700	3,300

Non-GAAP basis	$2,193	$683	$1,510

	Three months ended June 30, 2016
	Income (Loss) Before Income Taxes	Provision for Income Taxes	Net Income (Loss)
GAAP basis	$(337)	$(181)	$(156)
Add: merger and acquisition related expenses	629	—	629

Non-GAAP basis	$292	$(181)	$473

	Year ended June 30, 2017
	Income Before Income Taxes	Provision for Income Taxes	Net Income
GAAP basis	$4,495	$1,266	$3,229
Add: Charitable Foundation Contribution	5,000	1,700	3,300
Add: Lease Write-Down	521	177	344
Less: Settlement on Acquired Loan	(1,615)	(549)	(1,066)
Less: Pension Curtailment	(919)	(312)	(607)

Non-GAAP basis	$7,482	$2,282	$5,200

	Year ended June 30, 2016
	Income Before Income Taxes	Provision for Income Taxes	Net Income
GAAP basis	$4,059	$1,133	$2,926
Add: merger and acquisition related expenses	790	—	790

Non-GAAP basis	$4,849	$1,133	$3,716

The Company’s management believes that the presentation of net income on a non-GAAP basis, excluding nonrecurring items, provides useful information for evaluating the Company’s operating results and any related trends that may be affecting the Company’s business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP.

PCSB Financial Corporation and Subsidiaries

Selected Financial Data (unaudited)

	Three months ended June 30,		Year ended June 30,
	2017	2016	2017	2016
Performance Ratios (1):

Return on average assets:
GAAP	(0.50)%	(0.05)%	0.25%	0.24%
Non-GAAP	0.42%	0.15%	0.40%	0.31%

Return on average equity:
GAAP	(2.69)%	(0.55)%	2.14%	2.59%
Non-GAAP	2.27%	1.66%	3.44%	3.29%

Efficiency ratio (2)(3):
GAAP	127.92%	88.93%	86.62%	83.64%
Non-GAAP	78.18%	82.12%	78.22%	81.46%

(1)	Performance ratios for the three months ended June 30, 2017 and 2016 are annualized.
(2)	Efficiency ratio equals noninterest expense divided by net interest and dividend income and noninterest income.
(3)	The efficiency ratio is a non-GAAP measure and may not be comparable to similar non-GAAP measures used by other companies. Management believes that this non-GAAP measure is useful in the assessment of financial performance, including noninterest expense.